Exhibit 10.28

FIRST AMENDMENT

TO THE

EMPLOYMENT, SEVERANCE and NON-COMPETITION AGREEMENT

BETWEEN MICHAEL BELL AND INVENTIV HEALTH, INC.

This First Amendment to the EMPLOYMENT, SEVERANCE AND NON-COMPETITION AGREEMENT (“Agreement”), made and entered into as of September 24, 2014, by and between MICHAEL BELL (the “Employee”) and INVENTIV HEALTH, INC. (“inVentiv”), is hereby amended as set forth below. All capitalized terms used in this Amendment and not defined herein shall have the same meaning as in the Agreement or the document referenced in the Agreement. This Amendment is made and entered into as of June 18, 2015 (“Effective Date”).

WHEREAS, the parties desire to amend the Agreement as set forth herein; and

WHEREAS, in consideration for (i) the mutual covenants and promises contained herein and (ii) other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

NOW, THEREFORE, inVentiv and Employee, intending to be legally bound, hereby agree as follows:

1.	Section 2(c)(i) and (ii) are deleted in their entirety and replaced with the following:

(i)	2014 Grant. Employee shall receive five thousand three hundred and sixteen (5,316) stock options under the inVentiv Group Holdings, Inc. 2010 Equity Incentive Plan (the “EIP”), a true copy of which is attached as Exhibit D. Such grant will be fully vested on the grant date and shall have an exercise price equal to the fair market value of the subject shares on the grant date as determined under the terms of the EIP. Such grant is expected to be granted in June 2015.

(ii)	2015 Grant and thereafter. Commencing in the 2015 fiscal year and continuing each year thereafter provided Employee is CEO on the grant date, the Employee shall receive additional annual grants of seven thousand five hundred (7,500) stock options under the EIP, with twenty-five percent (25%) of such options to vest on the last day of each calendar quarter following the grant date. Such stock options shall have an exercise price equal to the fair market value of the shares on the date of grant as determined under the terms of the EIP. The annual grants commencing in 2015 and thereafter are expected to be granted as of September 24th of the applicable fiscal year.

2.	Section 2(d) is deleted in its entirety and replaced with the following:

“(i)	2014 Grant. Employee shall receive six thousand (6,000) restricted stock units under the EIP (“2014 Grant”).

(ii)	2015 Grant and thereafter. Commencing in the 2015 fiscal year and continuing each year thereafter provided Employee is CEO on the grant date, the Employee shall receive additional annual grants of restricted stock units under the EIP equal to approximately one million three hundred thirty-five thousand dollars ($1,335,000.00) at the date of grant which shall vest in accordance with the following terms:

(A)	The 2014 Grant and one-half (1/2) of the annual grant commencing in 2015 (i.e., six hundred sixty-seven thousand five hundred ($667,500.00)) shall vest, in accordance with the terms of the EIP, upon the realization by the Investors of Cash Proceeds with respect to Investor Shares of at least one times (1.0x) the sum of the Initial Investment plus any follow-on investment in Investor Shares made before the receipt of such Cash Proceeds. Such one-half (1/2) of the annual grants commencing in 2015 and thereafter are expected to be granted as of September 24th of the applicable fiscal year.

(B)	One-half (1/2) of the annual grant commencing in 2015 (i.e., six hundred sixty-seven thousand five hundred ($667,500.00)) shall vest upon the realization by the Investors of Cash Proceeds with respect to Investor Shares of an amount greater than or equal to the higher of (i) at least one times (1.0x) the sum of the Initial Investment plus any follow-on investment in Investor Shares made before the receipt of such Cash Proceeds, and (ii) (a) the fair market value of one share of common stock of inVentiv Group Holdings, Inc. (as determined by the Board of Directors of inVentiv Group Holdings, Inc. in good faith based on annual valuations by a nationally recognized valuation firm), such value being measured as of the time of grant, multiplied by (b) the total number of Investor Shares granted, issued or otherwise delivered to the Investors prior to the date of grant, regardless of whether such shares are held by an Investor as of the date of grant. Such one-half (1/2) of the annual grants commencing in 2015 are expected to be granted in the second fiscal quarter of the applicable fiscal year.

Any capitalized terms under this Section 2(d), not otherwise defined under the Agreement, shall have the meaning provided under the EIP and any applicable award agreement executed thereunder.”

2.	Section 2(e) is deleted in its entirety and replaced with the following:

(e)

Board Membership. In the event that Employee ceases to be CEO of inVentiv, but continues to provide services to the Company as Chairman of the Board or as a member of the Board, Employee’s “Employment” as such term is defined under the EIP shall be deemed to be continuing and Employee shall not be deemed to have a termination of Employment solely for purposes of determining whether any post-Employment period for exercising stock options issued pursuant to the EIP has commenced.

3.	Section 4(a)(v) is deleted in its entirety and replaced with the following:

“with respect to non-vested equity and non-equity awards, the applicable plans and award agreements will govern vesting, exercise periods and payments due under such applicable plans and award agreements; provided, however, that (1) any unvested stock options scheduled to vest within the six (6) month period following the Date of Termination as an Employee shall vest on the Date of Termination and (2) any awards granted pursuant to Section 2(d) would remain outstanding and eligible to vest in accordance with their terms; plus”

4      Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one (1) and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Agreement as of the Effective Date.

inVentiv Health, Inc.

By:	/s/ Eric Green
Name:	Eric Green
Title:	General Counsel

By:	/s/ Michael Bell
Michael Bell

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